Exhibit 1.01

Conflict Minerals Report

Xerox Holdings Corporation

Xerox Corporation

For the Year Ended December 31, 2021

This report for the year ended December 31, 2021 is made by Xerox Holdings Corporation and its subsidiaries, including Xerox Corporation, (collectively, Xerox) in compliance with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule).

The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (3TG). These requirements apply to registrants regardless of the geographic origin of the conflict minerals and whether or not the trading in those minerals benefits armed groups.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country (the Covered Countries), or a registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the source and chain of custody of those conflict minerals. The registrant must annually submit a specialized disclosure (Form SD) and Conflict Minerals Report (CMR) to the SEC that includes a description of those due diligence measures.

1.	COMPANY OVERVIEW

Xerox Corporation is a workplace technology company, building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, we deliver a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience and continues to do so with investments in artificial intelligence, augmented reality-driven experiences, robotic process automation, sensors and services for Internet of Things (IoT), 3-D printing and Clean Technologies (cleantech). Geographically, our footprint spans approximately 160 countries and allows us to deliver our technology and solutions to customers of all sizes, regardless of complexity or number of customer locations. In 2021, Xerox’s products included but were not limited to multifunction printers/copiers, scanners, and multifunction/all in one printers, digital printing equipment, production printers & digital presses, continuous feed printers, wide format printers and consumables (e.g., toner cartridges). In addition, in 2021, Xerox stood up three new businesses, CareAR Holdings (a software business for service companies), FITTLE (a financing business), and PARC Innovation (a technology innovation business). Xerox products and services are more fully described on our Xerox website, which can be accessed at www.xerox.com.

The content of any website referred to in this CMR is included for general information only and is not incorporated by reference in this Report.

2.	OUR CONFLICT MINERALS PROGRAM

2.1 Supply Chain - Reasonable Country of Origin Inquiry

Xerox is many steps removed from the mining of conflict minerals. The origin of conflict minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other conflict mineral containing derivatives. The 3TG smelters or refiners are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. Xerox has conducted an analysis of our products and found that, although we do not directly purchase conflict minerals from our suppliers, Xerox purchases products, component parts and materials that contain metals, some of which contain conflict minerals. We rely on our Tier 1 suppliers to provide information on the origin of the conflict minerals contained in components that are included in our products by using the RMI Conflict Minerals Reporting Template (CMRT), which allows us to perform our Reasonable Country of Origin Inquiry (RCOI).

2.2 Supplier Risk Assessment

Because of the size of our company, the complexity of our products and the depth and breadth of our supply chain, it is difficult to identify sources upstream from our direct suppliers. As a result, Xerox conducted a product review to determine products in scope and developed a supplier risk assessment process, through which the conflict minerals program is implemented, managed and monitored. With a goal of targeting 3TG minerals, this risk assessment process was developed to identify those suppliers whose products may contain the presence of tin, tantalum, tungsten and gold.

We conducted a survey of these suppliers to determine whether the conflict minerals in components contained in our products originated from the DRC or adjoining countries. This supply-chain survey was conducted with our Tier 1 production suppliers using the CMRT, which contains questions about the facilities used to process these minerals, as well as supplier RCOI. The goal of this activity was to identify, where applicable, the 3TG smelters or refiners who contribute refined conflict minerals to Xerox components, assemblies and Original Equipment Manufacturer (OEM) Products. The CMRT was developed to facilitate disclosure and communication of information regarding smelters or refiners that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters or refiners the company and its suppliers use. Our supplier survey request also included the Responsible Minerals Initiative (RMI), informational links on available conflict mineral and smelter information. In 2021, Xerox surveyed 96 suppliers with an 91% response rate, estimated to represent over 99% of production spend of 3TG surveyed suppliers and 81% of our 2021 total spend with all production suppliers.

The responses contained information regarding the names and locations of 3TG smelters or refiners which process necessary conflict minerals used by our suppliers, which are ultimately incorporated into our products. We have designed and adopted a risk management plan that summarizes our risk mitigation efforts. Under our risk-assessment process, we perform due diligence reviews of supplier responses for their use of 3TG and conduct follow-up actions on suppliers, encouraging further requests for accurate, complete or missing template information where responses identified red flags based on our risk assessment of the level of risk of the commodities supplied to us.

In 2021, we partnered with Assent Compliance and continued to refine our process of evaluating the CMRTs to assist with our ongoing risk assessment by analyzing supplier responses and providing feedback to suppliers on errors and corrections. We also provide a hot-line for supplier communication. In addition, we provide monthly reports and systematic management reviews to our senior management and elevate non-responsive issues as necessary.

2.3 Company Management Systems

Policy

Xerox has adopted a company policy which is posted on our website under Supplier Governance - Conflict Minerals at www.xerox.com/en-us/about/supplier-relations/governance

Internal Team

Xerox has established a management system for conflict minerals. Our management system includes a Senior Management Steering Committee sponsored by the Chief Operations Officer who reports directly to our CEO

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and who is responsible for signing the Form SD, as well as senior executives from Global Procurement, Environment Health Safety & Sustainability, and Legal. Our team of functional subject matter experts is responsible for implementing our conflict minerals compliance strategy. Senior management is provided with updates and results of our conflict minerals program efforts on a regular basis.

2.4 Control Systems

Controls include, but are not limited to, our Code of Business Conduct for our employees, our Supplier Code of Conduct (adopted from the Responsible Business Alliance (RBA), and a conflict minerals contract clause incorporated in our Multi-National Master Purchasing Agreement for new contracts.

Xerox worked with the RBA in the early stages to support the RMI and continues to be a member of the RMI, a group assisting in the development of tools and processes to improve conflict minerals due diligence. As outlined in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, 3RD Edition, (OECD 2016), which is the internationally recognized standard on which our company’s system is based. We support the RMI, an industry initiative that audits smelters’ and refiners’ due diligence activities. The data on which we relied for certain statements in this declaration was obtained through our membership in the RMI, using the RMI Compliant Smelter Sourcing Information Report created specifically for Xerox.

In addition, our current standard supplier contracts also require our suppliers to adopt a policy on the responsible sourcing of minerals, implement due diligence processes to support that policy, and complete and return to Xerox the RMI CMRT.

2.5 Grievance Mechanism

We have multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of Xerox policies. This is communicated annually in our employee code of ethics training process and the supplier ethics letter. This mechanism helps us to identify and assess risk.

3.	DUE DILIGENCE

3.1 Design of Due Diligence

Xerox designed its due diligence measures to be in conformity, in all material respects, with internationally recognized due diligence framework OECD 2016.

Following the RMI, OECD and Civil Society calls to action in support of essential on-the-ground initiatives. In 2020 Xerox provided a significant donation to enable essential work to continue in region. With the COVID-19 pandemic and resulting disruptions in 3TG supply chains, the RMI called for support of critical upstream due diligence systems. The International Tin Supply Chain Initiative (ITSCI) needed the support to maintain operations during the COVID-19 crisis. The ITSCI Program for Responsible Mineral Supply Chains is a large-scale joint initiative contributing to better governance, human rights and stability in Burundi, the Democratic Republic of the Congo (DRC), Rwanda, and Uganda. ITSCI supports member companies’ implementation of due diligence in 3T supply chains by working with governments, business and civil society, and providing locally based expert teams on the ground.

3.2 Smelter or Refiner Results*

Our due diligence process includes participation in RMI and following the OECD implementation framework. We requested that our suppliers complete the CMRT survey in order to obtain information about 3TG smelters or refiners in our supply chain. We have determined that these actions represent the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

We analyzed and compared all the 3TG smelter and refiner data we received against information obtained from the RMI smelter database. For the calendar year 2021, our due diligence identified 339 smelters and refiners as potential sources of 3TG minerals that were reported to be in our supply chain.

In order to provide compliance status, we completed additional analysis of the 339 smelters and refiners.

Of which** –

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•	232 are Responsible Minerals Assurance Process (RMAP) Conformant

•	19 are RMAP Active

•	17 are RMAP Non-Conformant

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71 are not yet enrolled in the RMAP – Of these 48 require further outreach, 13 are in communication with the RMI, 4 are currently subject to RMI due diligence review and 6 communications currently suspended, smelter not interested in participating in RMAP.

Due to Covid-19 there have been restrictions on audits and delays to some RMAP activity which has had an impact across industries. In addition, recent sanctions enacted in 2022 against a number of Russia smelters has resulted in their removal from the conformant smelter list which is reflected below. We are communicating to our suppliers that they immediately stop doing business with any sanctioned individual or company.

*	Note: The data above was obtained from the RMI and via Assent Compliance as of 13/4/2022
**	Audit definitions as per RMI - http://www.responsiblemineralsinitiative.org/smelter-links/database-field-definitions/

Smelters or refiners verified as conflict-free or in the audit process**

*	Note: The data above was obtained from the RMI and via Assent Compliance as of 13/4/2022

	2014	2015	2016	2017	2018	2019	2020	2021
Tantalum	34 of 45 (75%)	47 of 55 (85%)	47 of 53 (89%)	41 of 45 (91%)	40 of 43 (93%)	38 of 38 (100%)	37 of 37 (100%)	35 of 36 (97%)
Tin	51 of 253 (20%)	84 of 172 (49%)	82 of 152 (54%)	79 of 129 (61%)	84 of 124 (68%)	49 of 58 (84%)	66 of 77 (86%)	65 of 81 (80%)
Tungsten	32 of 51 (63%)	43 of 60 (72%)	43 of 49 (88%)	45 of 51 (88%)	44 of 49 (90%)	49 of 52 (94%)	45 of 47 (96%)	46 of 49 (94%)
Gold	71 of 206 (34%)	129 of 176 (73%)	139 of 183 (76%)	143 of 180 (79%)	147 of 181 (81%)	117 of 157 (75%)	126 of 171 (74%)	118 of 173 (68%)

Total	188 of 555 (34%)	303 of 463 (65%)	311 of 437 (71%)	308 of 405 (76%)	315 of 397 (79%)	253 of 305 (83%)	274 of 332 (83%)	264 of 339 (78%)

4.	DETERMINATION

The information received from our due diligence efforts from suppliers or other sources is not sufficient to determine the origin of all 3TG our products contain, whether the 3TG come from recycled or scrap sources, the facilities used to process them, their country of origin, or their mine or location of origin. If any supplier reported to us a facility for which we had information that triggered one of our potential risk indicators, then we requested the supplier investigate whether or not that facility contributed 3TG to Xerox products, and if the supplier confirmed that it did, we asked that the supplier remove the facility from our supply chain.

Based on the information provided by our suppliers, we believe that the facilities that may have been used to process the 3TG minerals in our products include the RMI compliant smelters listed in Appendix I below. We have found no reasonable basis for concluding that these refiners, or the other smelters preparing to be audited, sourced 3TG minerals that directly or indirectly finance or benefit armed groups of the conflict region of the Covered Countries.

Based on our due diligence efforts, we do not have sufficient information to conclusively determine the countries of origin of the 3TG minerals in our products or whether the 3TG minerals in our products are from recycled or scrap sources. However, based on the information provided by our suppliers, as well as from the RMI and other sources, we believe that the countries of origin of the 3TG minerals contained in our products include the countries listed in Appendix II below as well as recycled and scrap sources. Pursuant to the Rule, this report is not subject to an independent private sector audit.

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Through our participation in the RMI, we continue to support independent third-party audits through the RMI or other third party certification schemes.

In accordance with the OECD Guidance and the Rule, this CMR is available on our website under Supplier Governance - Conflict Minerals at www.xerox.com/en-us/about/supplier-relations/governance.

5.	STEPS TO BE TAKEN IN 2022 TO MITIGATE RISK

Xerox plans to undertake the following steps during 2022 to improve the due diligence conducted in order to further mitigate the risk that the necessary conflict minerals in our products do not benefit armed groups in the DRC or adjoining countries, including:

•	Continue to strengthen engagement with relevant suppliers and to provide training, as appropriate, to help them understand and satisfy Xerox requirements related to 3TG minerals under the Rule.

•	Continue to review the process with distributors submitting CMRT’s and develop best practices in obtaining 3TG mineral data.

•	Continue using internal escalation process within our supply chain organization when working with suppliers to obtain required information.

•	Continue to provide ongoing feedback to suppliers on errors and corrections required in connection with the CMRT assessment and notify suppliers of potential risks identified within the supply chain

•	Continue to participate as a member in the RBA and the RMI, including Conflict Free Smelter Program smelter validation and supplier outreach.

•	Continue to work with the OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

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APPENDIX 1

Smelter or refiner names as reported by the RMI as of 13/4/2022

Metal	Smelter Name	Smelter Facility Location

Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	PAMP S.A.	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea, Republic Of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	SAFINA A.S.	Czechia
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Geib Refining Corporation	United States Of America
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	T.C.A S.p.A	Italy

Gold	REMONDIS PMR B.V.	Netherlands
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	SAAMP	France
Gold	L’Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	Bangalore Refinery	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Safimet S.p.A	Italy
Gold	NH Recytech Company	Korea, Republic Of
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States Of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	H.C. Starck Co., Ltd.	Thailand

Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Yancheng Jinye New Material Technology Co., Ltd.	China
Tin	Alpha	United States Of America
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States Of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Soft Metais Ltda.	Brazil
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam
Tin	PT Menara Cipta Mulia	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Tin Technology & Refining	United States Of America
Tin	Ma’anshan Weitai Tin Co., Ltd.	China
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tin	CRM Synergies	Spain
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States Of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China

Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	China Molybdenum Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	KGETS Co., Ltd.	Korea, Republic Of
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Tungsten	JSC “Kirovgrad Hard Alloys Plant”	Russian Federation
Tungsten	GEM Co., Ltd.	China
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Xinlu Tungsten	China

APPENDIX II

Known countries of origin from which conformant 3TG minerals refiners source **

Argentina	Finland	Montenegro	Sudan

Armenia	France	Morocco	Suriname

Australia	French Guiana	Mozambique	Swaziland

Austria	Georgia	Myanmar	Sweden

Azerbaijan	Germany	Namibia	Taiwan

Benin	Ghana	New Zealand	Tajikistan

Bolivia	Guatemala	Nicaragua	Tanzania

Botswana	Guinea	Niger	Thailand

Bulgaria	Guyana	Nigeria	Turkey

Brazil	Honduras	Oman	Uganda

Burkina Faso	India	Papua New Guinea	United Kingdom of Great Britain and Northern Ireland

Burundi	Indonesia	Peru	United States of America

Canada	Iran	Philippines	Uruguay

Chile	Ivory Coast	Portugal	Uzbekistan

China	Japan	Russian Federation	Venezuela

Colombia	Kazakhstan	Rwanda	Vietnam

Congo, Democratic Republic of the	Kenya	Saudi Arabia	Zambia

Costa Rica	Kyrgyzstan	Senegal	Zimbabwe

Cote d’Ivorie	Laos	Serbia

Cuba	Liberia	Sierra Leone

Cyprus	Madagascar	Singapore

Dominican Republic	Malaysia	Slovakia

Ecuador	Mali	Solomon Islands

Eritrea	Mauritania	South Africa

Ethiopia	Mexico	South Korea

Fiji	Mongolia	Spain

**	As per RMI Compliant Smelter Sourcing RCOI information as of 13/4/2022